Exhibit 99.2
Q2 FY10 Question & Answer
December 21, 2009
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Andy Capp’s	- Marie Callender’s
- Banquet	- Orville Redenbacher’s
- Chef Boyardee	- Peter Pan
- Crunch ‘n Munch	- Reddi-wip
- Healthy Choice	- Ro*Tel
- Hebrew National	- Rosarita
- Hunt’s	- Snack Pack
- Libby’s	- Swiss Miss
- Manwich
2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II	- PAM
- Blue Bonnet	- Parkay
- DAVID	- Slim Jim
- Egg Beaters	- Wesson
- Kid Cuisine	- Wolf
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods unit volumes increased 2%, as reported, which includes an approximate 1% negative impact from lower Slim Jim shipments as that business recovers, and a 1% negative impact from SKU rationalization.

Commercial Foods volume was down 2%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $83 million (versus approximately $79 million in Q2 FY09)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $123 million (versus approximately $115 million in Q2 FY09)

6.	What was the net interest expense for the quarter?

Approximately $41 million (versus approximately $43 million in Q2 FY09)

7.	What was corporate expense for the quarter?

Approximately $94 million for the quarter (versus approximately $111 million in Q2 FY09). The current quarter includes $6 million of benefit due to hedging activities. Prior-year amounts include $48 million of hedge loss.

8.	What were dividends for the quarter?

Approximately $84 million (versus approximately $86 million in Q2 FY09)

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 446 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $849/$3,173 = 27%

Operating margin = segment operating profit** divided by net sales

Operating margin = $490/$3,173 = 15%

*	Gross profit = net sales – costs of goods sold ($3,173 – $2,324 = $849)

**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $355/$3,173 = 11%.
11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q2 FY10	Q2 FY09
Total debt*	$3,485	$3,669
Less: Cash on hand	$490	$132

Net debt total	$2,995	$3,537

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt

12.	What is the net debt to total capital ratio at quarter end?

38% currently and 43% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 33%.

14.	What is the projected tax rate for fiscal year 2010?

The company plans for a tax rate of 35%, excluding items impacting comparability.

15.	What are the projected capital expenditures for fiscal year 2010?
•	Approximately $475 million will be invested in the needs and opportunities identified as of the end of fiscal year 2009.

•	The company plans to invest an additional $90 million in fiscal year 2010 as part of the construction of the Delhi, Louisiana, sweet potato processing plant. The company expects this investment to be partially offset by significant tax incentives.

•	Related to current plans for the recovery of the Slim Jim manufacturing operations, the company has committed to invest approximately $35 million. The company will provide revised estimates for these amounts as more details are known. The company expects to be reimbursed for most of these amounts by insurance proceeds.
16.	What is the expected net interest expense for fiscal year 2010?

Net interest expense is expected to be approximately $165 million, including interest income from notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture.

17.	How much does the company estimate it will receive from business interruption insurance related to the Slim Jim business?

While the company will receive substantial proceeds in fiscal year 2010 related to business interruption, it will not recognize the recovery as income until the claim is fully settled, expected to be in fiscal year 2011. The company currently estimates the business interruption recovery to be in the range of $0.05 per diluted share, which when recognized in fiscal year 2011, will be treated as an item impacting comparability.

18.	What impact did expenses and insurance recovery related to the Garner, North Carolina, accident have on the company’s operating results in Q2 FY10 (unrelated to business interruption)?

Although the net impact of the following items was immaterial to Consumer Foods’ operating profit for the quarter, Consumer Foods’ results in the second quarter of fiscal 2010 include approximately $7 million of expense ($4 million in cost of goods sold, $3 million in SG&A expense) and approximately that same amount of benefit from insurance recovery (all of which is classified as a reduction of Consumer Foods SG&A expense) related to the Garner, North Carolina, accident. These amounts are in addition to the reduced operating profit resulting from lower Slim Jim volumes and higher production costs.

19.	How much of a benefit did the refinement to the cost-allocation process for the Lamb Weston Specialty Potato operations impact first half results?

Approximately $0.02 per diluted share of benefit in the first half of fiscal year 2010, principally in the second quarter, which approximates the negative impact in the back half of the fiscal year, which will be principally in the fourth quarter. This refinement does not have a material impact on full-year results.
Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.